 As Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-277632
PROSPECTUS SUPPLEMENT
(To Prospectus Dated April 16, 2024)

Up to $15,773,000
Common Stock
This prospectus supplement amends and supplements certain information in our prospectus supplement dated April 16, 2024 (the “Prior Prospectus”). We previously entered into a sales agreement, or the sales agreement, with TD Securities (USA) LLC (as successor to Cowen and Company, LLC), or TD Cowen, relating to shares of our common stock, par value $0.0001, offered by the Prior Prospectus and the accompanying base prospectus. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $125.0 million from time to time through TD Cowen acting as our agent or principal. This prospectus supplement, is offering of up to an aggregate of $15,773,000 in shares of our common stock. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto. We will be required to file another prospectus or a prospectus supplement in the event we want to offer more than $15,773,000 in shares of our common stock in accordance with the Sales Agreement.
Because we are now subject to General Instruction I.B.6 of Form S-3, under the registration statement to which the Prior Prospectus, as amended by this prospectus supplement, forms a part, we may not sell our securities in a primary offering with a value exceeding one-third of our public float in any 12-month period (unless our public float rises to $75.0 million or more). The aggregate market value of our outstanding common stock held by non-affiliates, or public float, was $47,319,419.53, based on 62,061,774 shares of outstanding common stock, of which 125,361 shares were held by affiliates, and a price of $0.76 per share, which was the last reported sale price of our common stock on The Nasdaq Stock Market on January 6, 2025. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 in the prior 12-month period that ends on and includes the date of this prospectus supplement.
Our common stock is traded on The Nasdaq Stock Market under the symbol “PASG.” The last reported sales price of our common stock on The Nasdaq Stock Market on March 4, 2025 was $0.43 per share.
Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” on page S-5 of the Prior Prospectus as well as those contained in any accompanying prospectus and any related free writing prospectus or prospectus supplement we prepare or authorize in connection with this offering, and in the other documents that are incorporated by reference into the Prior Prospectus, as amended by this prospectus supplement, or the accompanying base prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
TD Cowen
The date of this prospectus supplement is March 5, 2025.